Exhibit 99.1

NEWS RELEASE

Marvell® Technology Group Ltd. Reports

Record Fourth Quarter Fiscal 2006 Results

Marvell’s Board Approves a 2 for 1 Stock Split

Santa Clara, CA. (February 23, 2006) — Marvell® Technology Group Ltd. (NASDAQ: MRVL), the leader in development of storage, communications, and consumer silicon solutions, today reported financial results for its fourth fiscal quarter and year ended January 28, 2006.

Net revenue for the fourth quarter of fiscal 2006 was a record $489.0 million, an increase of 43.7% over net revenue of $340.3 million for the fourth quarter of fiscal 2005 and a 14.8% sequential increase from net revenue of $426.0 million for the third quarter of fiscal 2006.  Net income under generally accepted accounting principles (GAAP) was $97.5 million, or $0.30 per share (diluted), for the fourth quarter of fiscal 2006, compared with a net income under GAAP of $54.9 million, or $0.18 per share (diluted), for the fourth quarter of fiscal 2005.

Net revenue for the year ended January 28, 2006 was $1,670.3 million, an increase of 36.4% over net revenue of $1,224.6 million for the year ended January 29, 2005. Net income under GAAP was $331.4 million, or $1.05 per share (diluted), for the year ended January 28, 2006, compared with a net income under GAAP of $141.7 million, or $0.47 per share (diluted), for the year ended January 29, 2005.

Marvell reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis, referred to as pro forma non-GAAP.  Pro forma non-GAAP net income, where applicable, excludes the effect of amortization and write-off of acquired intangible assets and other, acquisition related charges and amortization of stock-based compensation.  Pro forma non-GAAP net income was $134.6 million, or $0.42 per share (diluted), for the fourth quarter of fiscal 2006, compared with pro forma non-GAAP net income of $75.2 million, or $0.24 per share (diluted), for the fourth quarter of fiscal 2005.  Shares used to compute GAAP and pro forma non-GAAP net income per share for the fourth quarter ended January 28, 2006 increased to 322.6 million, compared with 308.3 million for the fourth quarter ended January 29, 2005.

Pro forma non-GAAP net income was $429.6 million, or $1.36 per share (diluted), for the year ended January 28, 2006, compared with pro forma non-GAAP net income of $250.6 million, or $0.84 per share (diluted), for the year ended January 29, 2005.  Shares used in computing GAAP and pro forma non-GAAP net income per share for the year ended January 28, 2006 increased to 315.7 million, compared with 299.5 million for the year ended January 29, 2005.

These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.  A reconciliation of GAAP net income to pro forma non-GAAP net income is included in the financial statements portion of this release as well as on our website in the Investors section at www.marvell.com.

Marvell’s management believes the non-GAAP information is useful because it can enhance the understanding of the Company’s ongoing economic performance and Marvell therefore uses pro forma reporting internally to evaluate and manage the Company’s operations.  Marvell has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results.

“We are pleased to report the results of another outstanding year and fourth quarter for Marvell” stated Dr. Sehat Sutardja, Marvell’s President and CEO. “As we begin fiscal 2007, we have positioned the company to enjoy continued strong growth and success alongside our customers.   We also remain very focused on continuing to expand upon our leadership position as we broaden our world class technology and solutions for both the enterprise and consumer markets.”

Revenue for the fourth quarter and fiscal 2006 were both records for Marvell and the quarterly revenue increase represented the 33rd consecutive quarter of sequential revenue growth.  During the quarter, Marvell continued to generate strong positive cash flows and reported its highest level of cash, cash equivalents and short-term investments with a balance of $921.0 million.  The following is a review of some of the recent highlights that occurred since last quarter’s earnings release:

•         In January at the Consumer Electronics Show (CES) in Las Vegas, Marvell demonstrated its latest high performance wireless local area networking (WLAN) chipset which is fully compliant to the IEEE 802.11n draft specification.  The Marvell 88W836X family leverages the Marvell Total System Solution for the industry’s highest TCP/IP and layer 3 throughput with special optimizations for high reliability video and media transport.  This first to market family allows scaleable gateway and access point solutions delivering data rates between 300 to 600 Mbps and incorporates Marvell’s proprietary Feroceon™ ARM CPU architecture to maximize performance and minimize power usage.

•         Also at CES in January, Marvell announced the Marvell Orion product family which powers a range of media vault platforms, each capable of delivering simultaneous streams of rich, multimedia content seamlessly across wired and wireless networks.  Orion based media vault platforms allow users to instantly access rich multimedia and data content throughout the home including multiple streams of HDTV.  With an outstanding price/performance advantage, the scalable storage, networking and smart media processing architecture of Orion is targeted at standalone home storage appliances, integrated storage appliances such as access points and digital video recorders and also next generation broadband service provider applications.

•         In December, Marvell was honored to be recognized at the Fabless Semiconductor Association’s annual awards dinner with three prestigious awards, including the Most Respected Public Fabless Company award.

Marvell’s Board Approves a 2 for 1 Stock Split

Additionally, Marvell’s Board of Directors has approved a 2 for 1 stock split of the Company’s common stock, to be effected pursuant to the issuance of additional shares.  The stock split is subject to shareholder approval of an increase in the Company’s authorized share capital at the Company’s 2006 Annual General Meeting tentatively scheduled for June 2006.  If approved by Marvell’s shareholders, Marvell expects the declaration and payment of the additional shares to occur within 30 days following the Annual General Meeting.

Marvell will be conducting a conference call today at 1:45 p.m. PST to discuss its fourth quarter financial results.  To listen to the conference call, investors can dial (706) 679-0800 approximately ten minutes prior to the initiation of the teleconference and refer to conference code 4145587.  Replay of the conference call will be available until March 2, 2006 at midnight PST by dialing (706) 645-9291.  The conference call will also be available via the web at www.marvell.com. Please visit the Investor Events section.  Replay on the Internet will be available until February 23, 2007.

About Marvell
Marvell (NASDAQ: MRVL) is the leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   These statements include those relating to our continued growth and success, our leadership position, continued growth and expansion of our solutions for enterprise and consumer markets and the anticipated stock split in the form of a stock dividend.  Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements.  These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the timing, cost and successful completion of development and volume production of the Company’s products, end-customer qualification and adoption, the timing, pricing, rescheduling, or cancellation of orders, the Company’s ability to complete, integrate effectively and obtain the expected benefits of its recent and pending acquisitions, and the approval of shareholders of the increase in authorized share capital.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Additional Factors That May Affect Future Results” in Marvell’s quarterly report on Form 10-Q for the fiscal quarter ended October 29, 2005 and other factors detailed from time to time in Marvell’s filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are trademarks of Marvell.  All other trademarks are the property of their respective owners.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

Net revenue	$489,016	$340,266	$1,670,266	$1,224,580
Cost of goods sold	220,666	162,756	776,633	581,757
Gross profit	268,350	177,510	893,633	642,823
Operating expenses:
Research and development	88,747	69,575	311,498	263,261
Selling and marketing	24,924	18,604	88,822	76,570
General and administrative	11,290	8,391	35,397	32,220
Amortization of stock-based compensation	303	480	2,156	3,977
Amortization/write-off of acquired intangible assets and other	32,480	19,759	91,738	102,534
Acquired in-process research and development	4,300	—	4,300	—
Facilities consolidation charge	—	—	—	2,414
Total operating expenses	162,044	116,809	533,911	480,976
Operating income	106,306	60,701	359,722	161,847
Interest and other income, net	6,129	2,599	19,369	7,657
Income before income taxes	112,435	63,300	379,091	169,504
Provision for income taxes	14,952	8,355	47,728	27,843
Net income	$97,483	$54,945	$331,363	$141,661

Basic net income per share	$0.34	$0.20	$1.17	$0.53
Diluted net income per share	$0.30	$0.18	$1.05	$0.47

Weighted average shares — basic	288,376	275,555	282,935	269,687
Weighted average shares — diluted	322,573	308,325	315,658	299,543

Marvell Technology Group Ltd.

Pro Forma Non-GAAP Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

Net revenue	$489,016	$340,266	$1,670,266	$1,224,580
Cost of goods sold	220,666	162,756	776,633	581,757
Gross profit	268,350	177,510	893,633	642,823
Operating expenses:
Research and development	88,747	69,575	311,498	263,261
Selling and marketing	24,924	18,604	88,822	76,570
General and administrative	11,290	8,391	35,397	32,220
Total operating expenses	124,961	96,570	435,717	372,051
Operating income	143,389	80,940	457,916	270,772
Interest and other income, net	6,129	2,599	19,369	7,657
Income before income taxes	149,518	83,539	477,285	278,429
Provision for income taxes	14,952	8,355	47,728	27,843
Pro forma non-GAAP net income	$134,566	$75,184	$429,557	$250,586

Basic pro forma non-GAAP net income per share	$0.47	$0.27	$1.52	$0.93
Diluted pro forma non-GAAP net income per share	$0.42	$0.24	$1.36	$0.84

Weighted average shares — basic	288,376	275,555	282,935	269,687
Weighted average shares — diluted	322,573	308,325	315,658	299,543

Reconciliation of GAAP net income to pro forma non-GAAP net income:
GAAP net income	$97,483	$54,945	$331,363	$141,661
Amortization of stock-based compensation	303	480	2,156	3,977
Amortization/write-off of acquired intangible assets and other	32,480	19,759	91,738	102,534
Acquired in-process research and development	4,300	—	4,300	—
Facilities consolidation charge	—	—	—	2,414
Pro forma non-GAAP net income	$134,566	$75,184	$429,557	$250,586

The above pro forma non-GAAP statements of income are for informational purposes only and are provided for understanding our operating results. The pro forma non-GAAP statements of income have not been prepared in accordance with GAAP, should not be considered a substitute for our historical financial information prepared in accordance with GAAP and may be different from pro forma measures used by other companies. The pro forma non-GAAP income has been derived by adjusting the net income under generally accepted accounting principles for the impact of non cash stock-based compensation charges, non-cash charges associated with purchase accounting and other write-off related expenses.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 28,	January 29,
	2006	2005
Assets
Current assets:
Cash, cash equivalents and short-term investments	$921,022	$660,014
Accounts receivable, net	245,164	200,954
Inventory, net	211,374	128,889
Prepaid expenses and other current assets	122,314	27,937
Total current assets	1,499,874	1,017,794
Property and equipment, net	260,921	161,770
Goodwill and acquired intangible assets	1,670,182	1,560,636
Other noncurrent assets	82,312	48,762
Total assets	$3,513,289	$2,788,962

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$196,606	$129,728
Accrued liabilities	86,454	52,740
Income taxes payable	3,352	3,195
Deferred income	29,773	15,938
Current portion of capital lease obligations	16,563	13,204
Total current liabilities	332,748	214,805
Capital lease obligations	24,447	11,590
Other long-term liabilities	109,997	65,137
Total liabilities	467,192	291,532

Shareholders’ equity:
Common stock	583	555
Additional paid-in capital	3,250,169	3,035,200
Deferred stock-based compensation	(1,141)	(3,400)
Accumulated other comprehensive loss	(1,759)	(1,807)
Accumulated deficit	(201,755)	(533,118)
Total shareholders’ equity	3,046,097	2,497,430
Total liabilities and shareholders’ equity	$3,513,289	$2,788,962